Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:

Kristina M. Broadbelt (Media)

Assistant Director, PR & Advocacy

Phone (610) 321-2358

Robert A. Doody Jr. (Investors)

Manager, Corporate Communications

Phone (610) 321-6290

VIROPHARMA SUBMITS SUPPLEMENTAL BIOLOGICS LICENSE APPLICATION FOR

CINRYZE™ TO TREAT ACUTE ATTACKS OF HEREDITARY ANGIOEDEMA

EXTON, PA, December 1, 2008 — ViroPharma Incorporated (Nasdaq: VPHM) today announced that the company submitted a supplemental Biologics License Application (sBLA) to the U.S. Food and Drug Administration (FDA) for Cinryze™ C1 Inhibitor (human) as a treatment for acute attacks of hereditary angioedema (HAE).

The sBLA is based on a re-analysis and resubmission of data from a pivotal Phase 3 acute treatment study of Cinryze and interim data from an ongoing open label acute study of the drug. The administration of Cinryze was effective in treating acute HAE attacks in these studies. The safety profile was similar to that observed with the use of Cinryze for routine prophylaxis of angioedema attacks in patients with HAE, the currently approved claim. Overall, more than 9,000 doses of Cinryze have been administered to over 180 patients in all controlled and open label clinical studies of Cinryze for both acute treatment and routine prophylaxis against angioedema attacks.

The Phase 3 acute treatment study was a randomized, double blind, placebo controlled multi-center trial in 71 patients evaluating the safety and efficacy of Cinryze for treatment of HAE attacks. The primary efficacy measure in the pivotal Phase 3 acute treatment study was the time from initial treatment to the start of unequivocal relief of the defining symptom. Based on the primary efficacy variable, in the All Randomized (ITT) Dataset, the likelihood of a patient having the start of unequivocal relief of the defining symptom was 2.048 times greater in the Cinryze treatment group than in the placebo treatment group (p=0.048). The median time to the start of unequivocal relief of the defining symptom was shorter in subjects in the Cinryze treatment group (two hours) than in subjects in the placebo treatment group (greater than four hours).

In the open label study of Cinryze as treatment for acute attacks of HAE, no patients who had acute laryngeal edema attacks required hospitalization or intubation. Cinryze was generally well tolerated. There were no deaths or serious adverse reactions related to Cinryze administration, or discontinuations due to treatment-emergent adverse events. In the analysis of 447 acute attacks in 82 patients, open label Cinryze administration provided substantial relief of the defining symptom in 93.4 percent of the attacks within four hours of injection, with a median time to onset of relief of 30 minutes. There was no observed loss of effectiveness over multiple administrations of Cinryze for subsequent HAE attacks.

“Routine prophylaxis against angioedema attacks is beneficial for many HAE patients, and an FDA-approved medication to treat acute attacks also would be important in managing this devastating disease,” said Robert Pietrusko, Pharm.D., ViroPharma’s vice president, global regulatory affairs and quality. “We’ve made great strides in recent weeks with the approval of Cinryze and the launch of our patient access program CINRYZESolutions™ to assure its availability for all patients who are in need of this critical therapy. We are also pleased to have made this acute treatment submission this year.”

About Cinryze C1 Inhibitor (human)

Cinryze is a highly purified, pasteurized and nanofiltered plasma-derived C1 inhibitor product that has been approved by FDA for routine prophylaxis against angioedema attacks in adolescent and adult patients with HAE. C1 inhibitor therapy has been used acutely for more than 30 years in Europe to treat patients with C1 inhibitor deficiency. Cinryze has not been approved for acute treatment in the United States or any other jurisdiction.

Cinryze has been well tolerated. The most common adverse reactions observed have been upper respiratory infection, sinusitis, rash and headache. No drug-related serious adverse events (SAEs) have been observed in clinical trials. Severe hypersensitivity reactions may occur. Thrombotic events have occurred in patients receiving high dose off-label C1 inhibitor therapy well above the approved treatment dosage regimen. With any blood or plasma derived product, there may be a risk of transmission of infectious agents, e.g. viruses and, theoretically, the CJD agent. The risk has been reduced by screening patients for prior exposure to certain virus infections and by manufacturing steps to reduce the risk of viral transmission including pasteurization and nanofiltration.

Cinryze is for intravenous use only. A dose of 1000 Units Cinryze can be administered every 3 or 4 days for routine prophylaxis against angioedema attacks in HAE patients. Cinryze is administered at an injection rate of 1 mL per minute.

About Hereditary Angioedema

HAE is a rare, severely debilitating, life-threatening genetic disorder caused by a deficiency of C1 inhibitor, a human plasma protein. This condition is the result of a defect in the gene controlling the synthesis of C1 inhibitor. C1 inhibitor maintains the natural regulation of the contact, complement, and fibrinolytic systems, that when left unrestricted, can initiate or perpetuate an attack by consuming the already low levels of endogenous C1 inhibitor in HAE patients. Patients with C1 inhibitor deficiency experience recurrent, unpredictable, debilitating, and potentially life threatening attacks of inflammation affecting the larynx, abdomen, face, extremities and urogenital tract. Patients with HAE experience approximately 20 to 100 days of incapacitation per year. There are estimated to be at least 4,600 people with HAE in the United States.

For more information on HAE, visit the U.S. HAE Association’s website at: www.haea.org.

About ViroPharma Incorporated

ViroPharma Incorporated is a biopharmaceutical company dedicated to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® (vancomycin hydrochloride capsules, USP), approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains, and Cinryze™ (C1 inhibitor (human)) for routine prophylaxis against angioedema attacks in adolescent and adult patients with hereditary angioedema (HAE), also known as C1 inhibitor deficiency (for prescribing information on ViroPharma’s commercial products, please download the package inserts at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in diseases including cytomegalovirus (CMV), HAE and C. difficile.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Forward-Looking Statements

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements in this press release include statements regarding ViroPharma’s clinical development programs. Our actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. The development and commercialization of pharmaceutical products is subject to risks and uncertainties. The data that were submitted to the U.S. Food and Drug Administration includes data from two separate studies including the pivotal Phase 3 study of Cinryze in acute HAE attacks and the ongoing open-label study of Cinryze for acute treatment of HAE, which includes partial data from an ongoing open label study. There can be no assurance that the complete data from the open label study will demonstrate that Cinryze successfully treats all types of acute hereditary angioedema (HAE) attacks and may not be predictive of the results of any future testing. The FDA may view the data regarding the use of Cinryze for acute treatment of HAE we have submitted as a supplemental BLA as insufficient or inconclusive, not accept our submission, request additional data, require additional clinical studies, delay any decision past the time frames anticipated by us, limit any approved indications, deny the approval of Cinryze for acute treatment of HAE or approve a competing product which has been granted orphan drug designation thereby preventing Cinryze from reaching the market for acute treatment of HAE. These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission during 2008, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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